Exhibit 99.2

PALVELLA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Palvella’s management believes is relevant to an assessment and understanding of Palvella’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled Palvella’s audited and unaudited financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/ prospectus entitled “Palvella’s Business” and the unaudited pro forma condensed combined financial information as of and for the three and nine months ended September 30, 2024 and for the year ended December 31, 2023 included in the section of this proxy statement/ /prospectus entitled “Unaudited Pro Forma Financial Information.” In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Cautionary Statement Concerning Forward-Looking Statements and Market and Industry Information.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors—Risks Relating to Palvella’s” or elsewhere in this proxy statement/prospectus.

Overview

Palvella is a clinical-stage biopharmaceutical company whose vision is to become the leading rare disease biopharmaceutical company focused on developing and, if approved, commercializing novel therapies to treat patients suffering from serious, rare genetic skin diseases for which there are no FDA-approved therapies. Palvella intends to leverage its versatile QTORIN platform to treat these patients. QTORIN is designed to generate new therapies that penetrate the deep layers of the skin to locally treat a broad spectrum of rare genetic skin diseases. Palvella’s lead product candidate, QTORIN rapamycin, is in clinical development for two of these diseases: microcystic lymphatic malformations (LM), and cutaneous venous malformations. QTORIN rapamycin contains the active pharmaceutical ingredient rapamycin, also known as sirolimus, which is an inhibitor of mTOR, a kinase that plays a key role in cell growth and proliferation.

Palvella currently has one ongoing clinical trial and one clinical trial planned to start in the fourth quarter of 2024. Palvella’s ongoing trial, SELVA, is a Phase 3 Baseline-Controlled Study Evaluating the Safety and Efficacy of QTORIN rapamycin in the Treatment of Microcystic LM. Palvella previously announced topline Phase 2 clinical trial results from the multi-center, open-label study of 12 subjects receiving QTORIN™ rapamycin once-daily for 12-weeks. The Phase 2 clinical trial featured multiple pre-specified efficacy assessments, including clinician and patient global impression assessments as well as assessments of individual clinical manifestations that are important disease burdens for individuals living with microcystic LMs. All participants in the Phase 2 clinical trial demonstrated improvements on the Clinician Global Impression of Change scale, with all participants in the study rated as either "Much Improved" (n=7, 58%) or "Very Much Improved" (n=5, 42%) after 12-weeks of treatment compared to the pre-treatment baseline period. Palvella expects to report top-line data for the Phase 3 study in approximately 40 participants with microcystic LM in the first quarter of 2026.

Microcystic LM is a serious, chronically debilitating, and lifelong disease of the lymphatic system characterized by lymphorrhea and acute cellulitis. It is estimated that there are more than 30,000 diagnosed patients in the United States with microcystic LM. The specific pathophysiology of microcystic LM is primarily the result of somatic activating mutations in PIK3CA which result in increased activation of the PI3K/mTOR pathway and subsequent lymphatic hyperplasia. Because microcystic LM has a well-understood pathophysiology and has a well-defined disease course, Palvella believes the optimal clinical study for this rare disease is a baseline-controlled Phase 3 study that incorporates both live clinician assessments and review by a blinded committee.

Palvella has received Breakthrough Therapy Designation, Fast Track Designation, and Orphan Drug Designation from the FDA for QTORIN rapamycin for the treatment of microcystic LM. Palvella has also received Fast Track Designation from the FDA for the treatment of venous malformations.

There are no FDA-approved therapies currently indicated for either microcystic LM or cutaneous venous malformations. If approved for the treatment of microcystic LM or cutaneous venous malformations, Palvella believes QTORIN rapamycin has the potential to become the standard of care for these diseases.

Palvella also has a planned study for cutaneous venous malformations, a Phase 2 Baseline-Controlled Study Evaluating the Safety and Efficacy of QTORIN rapamycin for the Treatment of Cutaneous Venous Malformations expected to start in the fourth quarter of 2024. Cutaneous venous malformations are a serious disease with a high unmet need characterized by dysregulated growth of malformed veins impacting the skin, causing functional impairment and deformity. It is estimated that there are more than 75,000 diagnosed patients in the United States with cutaneous venous malformations. Palvella is conducting a Phase 2 baseline-controlled clinical trial in approximately 15 participants in this patient population and expects to report top-line data in the fourth quarter of 2025.

Palvella also has additional preclinical research programs based on Palvella’s QTORIN platform for the treatment of serious, rare genetic skin diseases for which Palvella believes there are significant unmet needs. As Palvella plans to expand its pipeline into new rare skin diseases, it plans to generate new product candidates with its QTORIN platform.

Palvella has multiple patents and patent applications directed to anhydrous gel formulations of rapamycin, including QTORIN rapamycin, and the use of such anhydrous gel formulations for the treatment certain skin disorders, including microcystic LM and venous malformations. Palvella’s issued U.S. patents with claims directed to certain anhydrous gel formulations containing rapamycin and methods of treatment expire as in 2038.

Background

Palvella was formed under the laws of the State of Delaware on September 11, 2015 as Palvella Therapeutics LLC, a limited liability company. On May 30, 2018, Palvella converted into a Delaware corporation and changed its name to Palvella Therapeutics, Inc. Since Palvella’s inception, it has devoted substantially all of its time to identifying, researching and conducting preclinical and clinical activities for its product candidates, acquiring and developing its platform technology, organizing and staffing its company, business planning, raising capital and establishing its intellectual property portfolio.

Since Palvella’s inception in 2015, Palvella has incurred significant operating losses, and Palvella has never generated any revenue. Palvella’s ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and commercialization of QTORIN rapamycin and other future product candidates. Further, if Palvella enters into license or collaboration agreements for any of its product candidates or intellectual property, Palvella may generate revenue in the future from payments as a result of such license or collaboration agreements; however, there can be no assurance that Palvella will be able to enter into any license or collaboration agreements. Palvella’s operating loss was $5.1 million and $1.5 million for the three months ended September 30, 2024 and 2023, respectively. Palvella’s operating loss was $9.7 million and $10.4 million for the nine months ended September 30, 2024 and 2023, respectively. Palvella’s operating loss was $11.9 million and $18.0 million for the years ended December 31, 2023 and 2022, respectively. Since inception, as of September 30, 2024, Palvella’s operations have been financed primarily by aggregate net proceeds of $77.0 million from the issuance of convertible preferred stock and convertible notes and $15.0 million from the Ligand Agreements with Ligand which is discussed further below. As of December 31, 2023, Palvella had an accumulated deficit of $76.3 million and cash and cash equivalents of $7.4 million. As of September 30, 2024, Palvella had an accumulated deficit of $89.8 million and cash equivalents of $14.2 million.

Palvella expects to continue to incur significant operating losses for the foreseeable future and expects to incur increased expenses as Palvella continues to advance its product candidates through clinical trials and regulatory submissions. Palvella may also incur expenses in connection with the in-licensing or acquisition of additional product candidates. Furthermore, upon the closing of the Merger (see the section below entitled “Proposed Merger”), Palvella expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that Palvella did not incur as a private company. If Palvella receives regulatory approval for QTORIN rapamycin for treatment of Microcystic LM, venous malformations or any future product candidates, Palvella expects to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Palvella’s losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical trials and Palvella’s expenditures on other research and development activities.

Ligand Development Funding and Royalty Agreement

In December 2018, Palvella entered into the Original Ligand Agreement, whereby Ligand made a one-time payment of $10.0 million to fund the development of QTORIN rapamycin. In November 2023, pursuant to the Amended Ligand Agreement Ligand made an additional one-time payment of $5.0 million to fund the development of QTORIN rapamycin. Under the Amended Ligand Agreement, Ligand is entitled to receive up to $8.0 million in milestone payments upon the achievement of certain milestones by Palvella related to QTORIN rapamycin for the treatment of any and all indications, of which $5.0 million of potential future milestone payments remain under the arrangement. In addition, Palvella agreed to pay to Ligand tiered royalties from 8.0% to 9.8% based on any aggregate annual worldwide net product sales of any products based on QTORIN rapamycin. The Amended Ligand Agreement includes an option for Ligand to purchase additional product revenue participation rights from Palvella over a certain period of time (as set forth in the Amended Ligand Agreement). The option allows Ligand, for each product developed on the QTORIN platform that completes the first human clinical trial in the United States, the opportunity to make an upfront payment (as set forth in the Amended Ligand Agreement) to Palvella in return for a royalty rate (as set forth in the Amended Ligand Agreement). Palvella’s obligation to make future milestone payments under the Amended Ligand Agreement was determined to be a derivative liability and Palvella’s obligation to make future royalty payments was determined to be a debt instrument. Please see “—Critical Accounting Policies and Significant Judgments and Estimates—Ligand Agreement” and “Business—Ligand Development Funding Agreement.”

Recent Developments

Merger

On July 23, 2024, Palvella entered into the Merger Agreement with Pieris and the Merger closed on December 13, 2024.

PIPE Financing

On July 23, 2024, Pieris entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors, including BVF Partners, L.P., an existing stockholder of Pieris (the “PIPE Investors”). The PIPE financing closed on December 13, 2024.

Impact of Global Economic Events

Uncertainty in the global economy presents significant risks to Palvella’s business. Palvella is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation and geopolitical factors, including the ongoing conflict between Russia and Ukraine and the responses thereto, and supply chain disruptions. While Palvella’s management is closely monitoring the impact of the current macroeconomic conditions on all aspects of Palvella’s business, including the impacts on its participants in its Phase 3 clinical trials, employees, suppliers, vendors and business partners, the ultimate extent of the impact on Palvella’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Palvella’s control and could exist for an extended period of time. Management will continue to evaluate the nature and extent of the potential impacts to Palvella’s business, results of operations, liquidity and capital resources. For additional information, see the section entitled “Risk Factors—Risks Related to Palvella.”

Components of Operating Results

Operating Expenses

Palvella’s operating expenses since inception have consisted primarily of research and development expenses and general and administrative costs.

Research and Development Expenses

Palvella’s research and development expenses consist primarily of costs incurred for the development of its product candidates, which include:

●	costs related to production of preclinical and clinical materials, including CMC fees paid to CMOs;

●	personnel costs, including salaries, related benefits and stock-based compensation expense for employees engaged in research and development functions;

●	vendor expenses related to the execution of preclinical studies and clinical trials;

●	expenses incurred under agreements with consultants that conduct research and development activities on Palvella’s behalf;

●	costs related to compliance with regulatory requirements; and

●	allocated overhead, including rent, equipment and information technology costs.

Palvella expenses all research and development expenses in the periods in which they are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to Palvella by its vendors and other service providers. This process involves reviewing open contracts, communicating with Palvella’s personnel to identify services that have been performed on Palvella’s behalf and estimating the level of service performed and the associated cost incurred for the service when Palvella has not yet been invoiced or otherwise notified of actual costs. Any nonrefundable advance payments that Palvella makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

Palvella’s indirect research and development expenses are not currently tracked on a program-by-program basis. Palvella uses its personnel and infrastructure resources across multiple research and development programs to identify and develop product candidates.

Research and development activities account for a significant portion of Palvella’s operating expenses. Palvella expects its research and development expenses to increase substantially for the foreseeable future as Palvella continues to invest in research and development activities related to developing its product candidates, including investments in advancing its programs and conducting clinical trials. In particular, Palvella expects to incur substantial research and development expenses to continue late-stage clinical development and pursue regulatory approvals of QTORIN rapamycin for the treatment of microcystic LM, venous malformations and the development of Palvella’s preclinical programs. Product candidates in later stages of clinical development generally incur higher development costs than those in earlier stages, primarily due to the increased size and duration of later-stage clinical trials. As a result, Palvella expects its research and development expenses to increase as its product candidates advance into later stages of clinical development.

Because of the numerous risks and uncertainties associated with product development and the current stage of development of Palvella’s product candidates and programs, Palvella cannot reasonably estimate or know the nature, timing and estimated costs necessary to complete the remainder of the development of Palvella’s product candidates or programs. The duration, costs and timing of preclinical studies and clinical trials and development of Palvella’s product candidates will depend on a variety of factors, including:

●

timely completion of Palvella’s preclinical studies and clinical trials, which may be significantly slower or cost more than it currently anticipate and may depend substantially upon the performance of certain third-party contractors;

●	delays in validating, or inability to validate, any endpoints utilized in a clinical trial;

●

the prevalence, duration and severity of potential side effects or other safety issues experienced with Palvella’s product candidates, if any, or experienced by competitors who are developing topical rapamycin products or who are targeting the same indications in the rare genetic skin diseases space;

●

the ability of CMOs upon which Palvella relies to manufacture clinical supplies of its product candidates or any future product candidates to remain in good standing with relevant regulatory authorities and to develop, validate and maintain commercially viable manufacturing processes that are compliant with cGMP;

●

Palvella’s ability to retain patients who have enrolled in a clinical study but may be prone to withdraw due to the rigors of the clinical trial, lack of efficacy, side effects, personal issues or loss of interest;

●	Palvella’s ability to establish and enforce intellectual property rights in and to its current product candidates or any future product candidates; and

●	minimizing and managing any delay or disruption to Palvella’s ongoing or planned clinical trials.

A change in the outcome of any of these factors with respect to the development of any of Palvella’s product candidates would significantly change the costs and timing associated with the development of that product candidate.

Palvella may never succeed in achieving regulatory approval for any of its product candidates. Palvella’s preclinical studies and clinical trials may be unsuccessful. Palvella may elect to discontinue, suspend or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of these factors could mean a significant change in the costs and timing associated with the development of Palvella’s current and future preclinical and clinical product candidates. For example, if the FDA or another regulatory authority were to require Palvella to conduct additional clinical trials beyond those that Palvella currently anticipates will be required for the completion of any of Palvella’s product candidates’ clinical development, or if Palvella experiences significant delays in execution of or enrollment in any of its preclinical studies or clinical trials, Palvella could be required to expend significant additional financial resources and time on the completion of preclinical and clinical development for such product candidates.

General and Administrative Expenses

Palvella’s general and administrative expenses consist primarily of the following costs:

●	personnel costs, including salaries, related benefits, travel and stock-based compensation expense for personnel in executive, finance and administrative functions; and
●

professional fees for legal, intellectual property, information technology, financial, human resources, consulting, audit and accounting services not otherwise included in research and development expenses.

Palvella anticipates that its general and administrative expenses will increase substantially in the future as Palvella increases its headcount to support its organizational growth. Following the completion of the Merger, Palvella also anticipates that it will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with Palvella’s operations as a public company. In addition, if Palvella obtains regulatory approval for a product candidate and does not enter into a third-party commercialization collaboration, Palvella expects to incur significant expenses related to building a sales and marketing organization to support product sales, marketing and distribution activities.

Other (Expense) Income

Palvella’s other (expense) income for the years ended December 31, 2023 and 2022 primarily consists of non-cash interest expense with respect to the royalty agreement liability, and fair value adjustments on the derivative liability components of the Ligand Agreements. Palvella’s other (expense) income is subject to variability due to changes in the fair value of the derivative liabilities as well as the potential variability of the royalty agreement liability, both of which are based on significant estimates regarding the timing and success of future development and commercialization activities. During the second quarter of 2023, Palvella received data from certain of its clinical trials that reduced the projected net product sales related to QTORIN rapamycin and the corresponding probabilities of successful commercialization, resulting in a significant reduction in the expected future royalty payments and a corresponding reduction in the royalty agreement liability. In November 2023, the Ligand Agreement was extinguished and the Amended Ligand Agreement was recorded at the estimated fair value of the royalty agreement liability on the date of the amendment. This resulted in a non-cash gain on extinguishment being recorded in other (expense) income related to the difference between the carrying value of the liability and its estimated fair value on the date of amendment.

Income Taxes

Since May 2018, Palvella has not recorded any income tax benefits for NOLs. Palvella believes, based upon the weight of available evidence, that it is more likely than not that all of Palvella’s NOLs and tax credits will not be realized. Accordingly, Palvella has established a valuation allowance against such deferred tax assets for all periods since inception.

Palvella assesses its income tax positions and records tax benefits based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, Palvella records the amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions for which it is not more likely than not that a tax benefit will be sustained, no tax benefit is recognized in the financial statements.

The Company had no provision for income taxes for the year ended December 31, 2023. The Company recorded a benefit for income taxes of $1.0 million for the year ended December 31, 2022 which consisted of approximately $0.1 million of current federal tax benefit and $0.9 million of current state tax benefit. The 2022 tax benefit is attributed to the reversal of the company's uncertain tax position due to the lapse of the 2018 Pennsylvania statute of limitations concerning the timing of the payment received under the Original Ligand Agreement.

As of December 31, 2023, Palvella had federal and state NOL carryforwards in the amount of $36.7 million and $37.6 million, respectively, which may be available to offset future taxable income. The state NOL carryforwards begin expiring at various dates through 2038, unless previously utilized. All federal NOL carryforwards were generated subsequent to January 1, 2018 and therefore are able to be carried forward indefinitely. As of December 31, 2023, Palvella has orphan drug credits of $0.2 million to reduce future federal taxes through 2039.

Results of Operations

Comparison of Three Months Ended September 30, 2024 and 2023

The following sets forth Palvella’s results of operations:

	Three Months Ended September 30,		Change
	2024	2023	$	%
Operating expenses:
Research and development	$3,182	$1,096	$2,086	190%
General and administrative	1,880	457	1,423	311%
Total operating expenses	5,062	1,553	3,509	226%

Operating loss	(5,062)	(1,553)	(3,509)	(226)%

Other (expense) income:
Interest expense - royalty agreement	(1,017)	(1,298)	281	22%
Interest expense – convertible notes payable	(220)	-	(220)	(100)%
Fair value adjustments on derivative liabilities	(75)	(52)	(23)	(44)%
Fair value adjustments on convertible notes payable	(568)	-	(568)	(100)%
Other income, net	167	71	96	135%
Net loss	$(6,775)	$(2,832)	$(3,943)	(139)%

Research and Development Expenses

The table below summarizes Palvella’s research and development expenses incurred by development program:

	Three Months Ended September 30,		Change
(in thousands)	2024	2023	$	%
QTORIN rapamycin for PC and GS	$-	$511	$(511)	(100)%
QTORIN rapamycin for microcystic LM	637	9	628	6,979%
QTORIN rapamycin for VM	73	-	73	100%
QTORIN rapamycin CMC costs	847	227	620	273%
Non-program specific and unallocated research and development expenses:
Salaries and stock-based compensation	1,021	174	847	487%
Consultants	354	100	254	255%
Other	250	75	175	233%
Total research and development expenses	$3,182	$1,096	$2, 086	190%

For the three months ended September 30, 2024, research and development expenses were $3.2 million, compared to $1.1 million for the three months ended September 30, 2023. The increase in research and development expenses during the three months ended September 30, 2024 was primarily due to higher salaries and stock-based compensation costs of $0.8 million, CMC costs of $0.6 million, and microcystic LM program spending of $0.7 million. Partially offsetting this increase was a decrease in PC and GS programs as a result of the 2023 second quarter readouts of the PC and GS clinical trials.

General and Administrative Expenses

For the three months ended September 30, 2024, general and administrative expenses were $1.9 million, compared to 0.5 million for the three months ended September 30, 2023. The increase in general and administrative expenses during the three months ended September 30, 2023 was primarily due to an increase in professional services and legal costs as a result of the activity associated with the Merger Agreement.

Other (Expense) Income

Other (expense) income for the three months ended September 30, 2024 and 2023 was ($1.7) million and ($1.3) million, respectively. The increase in other expense of $0.4 million was primarily attributable to interest expense and fair value adjustments on the convertible notes payable that were issued in 2024, partially offset by a decrease in royalty agreement interest expense.

Comparison of Nine Months Ended September 30, 2024 and 2023

The following sets forth Palvella’s results of operations:

	Nine Months Ended September 30,		Change
	2024	2023	$	%
Operating expenses:
Research and development	$5,608	$8,094	$(2,486)	(31)%
General and administrative	4,121	2,359	1,762	75%
Total operating expenses	9,729	10,453	(724)	(7)%

Operating loss	(9,729)	(10,453)	724	(7)%

Other income (expense):
Interest income/ (expense) - royalty agreement	(2,764)	7,407	(10,171)	(137)%
Interest expense – convertible notes payable	(249)	-	(249)	(100)%
Fair value adjustments on derivative liabilities income/ (expense)	(404)	541	(945)	(175)%
Fair value adjustments on convertible notes payable	(568)	-	(568)	(100)%
Other income, net	231	657	(426)	(65)%
Net income (loss)	$(13,483)	$(1,848)	$(11,635)	(630)%

Research and Development Expenses

The table below summarizes Palvella’s research and development expenses incurred by development program:

	Nine Months Ended September 30,		Change
(in thousands)	2024	2023	$	%
QTORIN rapamycin for PC and GS	$-	$3,232	$(3,232)	(100)%
QTORIN rapamycin for microcystic LM	1,064	175	889	508%
QTORIN rapamycin for VM	73	-	73	100%
QTORIN rapamycin CMC costs	1,000	785	215	27%
Non-program specific and unallocated research and development expenses:
Salaries and stock-based compensation	2,373	1,871	502	27%
Consultants	705	1,652	(946)	(57)%
Other	393	379	14	4%
Total research and development expenses	$5,608	$8,094	$(2,486)	(31)%

Research and development expenses for the nine months ended September 30, 2024 were $5.6 million compared to $8.1 million for the nine months ended September 30, 2023. The decrease in research and development expenses during the nine months ended September 30, 2024 was due to decreased program and consulting expenses incurred from the PC and GS programs as a result of the 2023 second quarter readouts of the PC and GS clinical trials and partially offset by increased microcystic LM program spending as well as increased salary and stock-based compensation expenses.

General and Administrative Expenses

For the nine months ended September 30, 2024, general and administrative expenses were $4.1 million compared to $2.4 million for the nine months ended September 30, 2023. The increase in general and administrative expenses during the nine months ended September 30, 2024 was primarily due to increased professional services and legal costs associated with the Merger Agreement.

Other Income (Expense)

Other income (expense) during the nine months ended September 30, 2024 was ($3.8) million of expense as compared to $8.6 million of income during the nine months ended September 30, 2023. During the second quarter of 2023, the Company received data from certain of its clinical trials that reduced the projected net product sales related to QTORIN rapamycin and the corresponding probabilities of successful commercialization, resulting in a significant reduction in the expected future royalty payments and a corresponding reduction in the royalty agreement liability. The Company incurred non-cash interest income (expense) related to the royalty agreement of ($2.8) million and $7.4 million for the nine months ended September 30, 2024 and 2023.

Comparison of Fiscal Years Ended December 31, 2023 and 2022

The following sets forth Palvella’s results of operations:

	Year Ended December 31,		Change
	2023	2022	$	%
Operating expenses:
Research and development	$8,793	$13,884	$(5,091)	(37)%
General and administrative	3,076	4,156	(1,080)	(26)%
Total operating expenses	11,869	18,040	(6,171)	(34)%

Operating loss	(11,869)	(18,040)	6,171	34%

Other income (expense):
Interest income/ (expense) - royalty agreement	6,265	(10,364)	16,629	160%
Fair value adjustments on derivative liabilities income/ (expense)	485	(300)	785	262%
Gain on extinguishment - royalty agreement	23,098	-	23,098	100%
Other income, net	712	126	586	465%
Income/ (loss) before income taxes	18,691	(28,578)	47,269	165%

Income tax - (expense) benefit	-	1,026	(1,026)	(100)%
Net income (loss)	$18,691	$(27,552)	$46,243	(168)%

Research and Development Expenses

The table below summarizes Palvella’s research and development expenses incurred by development program:

	Year Ended December 31,		Change
(in thousands)	2023	2022	$	%
QTORIN rapamycin for PC and GS	$3,682	$5,684	$(2,002)	(35)%
QTORIN rapamycin for microcystic LM	164	961	(797)	(83)%
QTORIN rapamycin CMC costs	878	2,561	(1,683)	(66)%
Non-program specific and unallocated research and development expenses:
Salaries and stock-based compensation	2,383	2,795	(412)	(15)%
Consultants	1,229	1,222	7	1%
Other	457	661	(204)	(31)%
Total research and development expenses	$8,793	$13,884	$(5,091)	(37)%

Research and development expenses for the year ended December 31, 2023 were $8.8 million compared to $13.9 million for the year ended December 31, 2022. The decrease in research and development expenses during the year ended December 31, 2023 was due to decreased expenses incurred from the PC and GS programs as a result of the 2023 readouts of the PC and GS clinical trials as well as decreased CMC costs across all programs.

General and Administrative Expenses

For the year ended December 31, 2023, general and administrative expenses were $3.1 million compared to $4.2 million for the year ended December 31, 2022. The decrease in general and administrative expenses during the year ended December 31, 2023 was primarily due to decreases in personnel-related costs as a result of salary reductions in the second half of 2023 following the readouts of the PC and GS clinical trials.

Other Income (Expense)

Other income (expense) during the year ended December 31, 2023 was $30.6 million of income as compared to ($10.5) million of expense during the year ended December 31, 2022. During the second quarter of 2023, the Company received data from certain of its clinical trials that reduced the projected net product sales related to QTORIN rapamycin and the corresponding probabilities of successful commercialization, resulting in a significant reduction in the expected future royalty payments and a corresponding reduction in the royalty agreement liability. The Company incurred non-cash interest income (expense) related to the royalty agreement of $6.3 million and ($10.4) million for the years ended December 31, 2023 and 2022. In addition, the Company recorded a $23.1 million gain on extinguishment of the royalty agreement liability in connection with the Amended Ligand Agreement in November 2023.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Palvella’s operations have been financed primarily by aggregate net proceeds of $77.0 million from the issuance of convertible preferred stock and convertible notes, and $15.0 million received under the Ligand Agreements. Palvella will continue to be dependent upon equity and debt financings, collaborations or other sources of third-party capital at least until Palvella is able to generate positive cash flows from product sales, if ever.

Palvella incurred net losses of $6.8 million and $2.8 million for the three months ended September 30, 2024 and 2023, respectively. Palvella incurred net losses of $13.5 million and $1.8 million for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, Palvella had an accumulated deficit of $89.8 million and cash and cash equivalents of $14.2 million. Palvella’s primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, and, to a lesser extent, general and administrative expenditures. Cash used to fund operating expenses is impacted by the timing of when Palvella pays these expenses, as reflected in the change in accounts payable and accrued expenses.

Going Concern

Palvella’s financial statements included elsewhere in the proxy statement/prospectus have been prepared on a basis which assumes Palvella does have sufficient funds to support operations through the one-year period from the issuance of the September 30, 2024 and 2023 financial statements. In December 2024, the Company closed the merger receiving $11.4 million of cash from the public company and an additional $66.0 million from the closing of the PIPE, $60.0 million from PIPE investors and $6.0 million received from convertible notes. The total PIPE was $78.4 million in total cash, of which $18.4 million was received under convertible notes, and $60.0 million received at the closing of the PIPE. As discussed in Note 1 to those financial statements, Palvella has incurred losses from operations and negative cash flows from operations, and does not expect to generate revenues or operating cash flows for the foreseeable future.

Future Funding Requirements

Palvella has not generated product revenue or achieved profitability since its inception and expects to continue to incur net losses for the foreseeable future. As of December 13, 2024, Palvella had approximately $80.0 million in cash and cash equivalents, net of deal expenses. Based on its current business plans, Palvella believes that its existing cash and cash equivalents will be sufficient to fund its planned operations for the one year period following the date of this filing. Moreover, Palvella expects its losses to increase as it continues to advance Palvella’s product candidates through clinical trials and regulatory submissions. Palvella may also incur expenses in connection with the in-licensing or acquisition of additional product candidates. Furthermore, upon the closing of the Merger, Palvella expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that Palvella did not incur as a private company. Palvella’s primary uses of capital have been, and Palvella expects will continue to be, compensation and related expenses, third-party clinical research, manufacturing and development services, license payments or milestone obligations that may arise, manufacturing costs, legal and other regulatory expenses and general overhead costs.

Based upon Palvella’s operating plan, Palvella believes that the anticipated net proceeds from the PIPE Financing, together with Palvella’s and Pieris’ projected available cash and cash equivalents upon the closing of the Merger, will be sufficient to fund Palvella operating expenses into the second half of 2027. To continue to finance Palvella’s operations beyond that point, Palvella may need to raise additional capital, the success of which cannot be assured. Palvella has based this estimate on assumptions that may prove to be wrong, and Palvella could exhaust its available capital resources sooner than Palvella currently expects. If Palvella receives regulatory approval for QTORIN rapamycin for the treatment of microcystic LM, or any of Palvella’s future product candidates, Palvella expects to incur significant commercialization expenses related to manufacturing, sales, marketing, and distribution, or from any out licensing of the product. Palvella is also responsible for up to $5.0 million in milestone payments to Ligand under the Amended Ligand Agreement upon the achievement of certain regulatory milestones by Palvella related to QTORIN rapamycin, which may be triggered prior to the commercialization of any of Palvella’s product candidates and ability to generate revenue. Please see “—Critical Accounting Policies and Significant Judgments and Estimates—Ligand Agreement” and “Palvella’s Business-Ligand Development Funding Agreement”.

Palvella will continue to require additional capital to advance its current product candidates through clinical development, to develop, acquire or in-license other potential product candidates and to fund Palvella’s operations for the foreseeable future. Palvella may finance its cash needs through public or private equity or debt offerings or other third party sources such as strategic collaborations. However, Palvella may be unable to raise additional funds or enter into such other arrangements when needed or on terms that are acceptable to Palvella, or at all. To the extent that Palvella raises additional capital by issuing equity securities, Palvella’s existing stockholders may experience substantial dilution, and the terms of these securities may include liquidation or other preferences detrimental to the rights of Palvella common stockholders. Any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting Palvella’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Palvella raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, Palvella may be required to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to Palvella. Palvella may seek additional capital due to favorable market conditions or strategic considerations even if Palvella believes it has sufficient funds for its current or future operating plans.

Palvella’s future funding requirements depend on many factors, including, but not limited to:

●	timing and outcome of regulatory review for QTORIN rapamycin for the treatment of microcystic LM, or Palvella’s other product candidates;

●	the cost of commercialization and manufacturing activities with respect to QTORIN rapamycin and Palvella’s ability to successfully commercialize this product candidate, if approved;

●	the scope, progress, results and costs of researching and developing QTORIN rapamycin, or any future product candidates, and conducting preclinical studies and clinical trials;

●	the number and scope of clinical programs Palvella decides to pursue;

●	the cost of manufacturing Palvella’s product candidates and any products Palvella commercializes, including costs associated with developing Palvella’s supply chain;

●	the cost of commercialization activities if any of Palvella’s product candidates are approved for sale, including marketing, sales and distribution costs;

●	Palvella’s ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that Palvella may enter into;

●	the timing and sales of any future approved products, if any;

●	the potential size of the markets for Palvella’s approved products, if any;

●	the timing and amount of milestone or royalty payments due under the Ligand Agreements or under similar arrangements with any future collaboration or licensing partners;

●	the expenses needed to attract and retain skilled personnel;

●	Palvella’s need to implement additional internal systems and infrastructure, including financial and reporting systems, and other costs associated with being a public company; and

●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing Palvella’s intellectual property portfolio

Further, Palvella’s development and commercialization operating plans may change, and Palvella may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities and commercialization of QTORIN rapamycin, if approved. Because of the numerous risks and uncertainties associated with the development and commercialization of Palvella’s product candidates, Palvella may be unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated product development programs.

Cash Flows

The following table summarizes Palvella’s cash flows for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended September 30,
(in thousands)	2024	2023
Net cash (used in) provided by:
Operating activities	$(5,447)	(11,276)
Financing activities	12,304	-
Net increase (decrease) in cash and cash equivalents	$6,857	(11,276)

Net cash used in operating activities

Net cash used in operating activities for the nine months ended September 30, 2024 and September 30, 2023 consisted of net income for the period adjusted for non-cash items and changes in components of operating assets and liabilities. For the nine months ended September 30, 2024, a net loss of ($13.5) million was adjusted for non-cash items of $8.0 million, including non-cash interest expense of $2.8 million, change in fair value of derivative liabilities-royalty agreement of $0.4 million, change in fair value of convertible notes payable of $0.6 million, stock-based compensation expense of $0.6 million, and a net increase of $3.4 million due to changes in operating assets and liabilities. For the nine months ended September 30, 2023, net loss of ($1.8) million was adjusted for non-cash items of $9.4 million, including non-cash interest income of $7.4 million, change in fair value of derivative liabilities-royalty agreement of ($0.5) million, stock-based compensation expense of $0.5 million, and a net decrease of $1.9 million due to changes in operating assets and liabilities.

Net cash provided by financing activities

For the nine months ended September 30, 2024, net cash provided by financing activities were $12.3 million, entirely   attributable to proceeds from issuance of convertible notes payable of $12.4 million less issuance costs of $0.1 million.

The following table summarizes Palvella’s cash flows for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
(in thousands)	2023	2022
Net cash (used in) provided by:
Operating activities	$(13,703)	$(14,840)
Financing activities	5,000	9,566
Net decrease in cash and cash equivalents	$(8,703)	$(5,274)

Net cash used in operating activities

Net cash used in operating activities for the years ended December 31, 2023 and December 31, 2022 consisted of net income for the period adjusted for non-cash items and changes in components of operating assets and liabilities. For the year ended December 31, 2023, a net income of $18.7 million was adjusted for non-cash items of $32.3 million, including gain on extinguishment of royalty agreement of ($23.1) million, non-cash interest income of ($6.3) million, change in fair value of derivative liabilities-royalty agreement of ($0.5) million, stock-based compensation expense of $0.6 million, and a net decrease of $3.1 million due to changes in operating assets and liabilities. For the year ended December 31, 2022, a net loss of $27.6 million was adjusted for non-cash items of $12.6 million, including non-cash interest expense of $10.4 million, change in fair value of derivative liabilities-royalty agreement of $0.3 million, stock-based compensation expense of $0.4 million, and a net increase of $1.6 million due to changes in operating assets and liabilities.

Net cash provided by financing activities

For the years ended December 31, 2023 and December 31, 2022, net cash provided by financing activities consisted of $5.0 million and $9.6 million, respectively, primarily attributable to proceeds from the Amended Ligand Agreement and issuance of Series D preferred stock, respectively.

Contractual Obligations and Commitments

Leases

Palvella leases office space in Wayne, Pennsylvania. Palvella’s future lease payments for these facilities is $0.1 million for the remaining term, which shall automatically renew in October 2024.

Ligand Agreement

In December 2018, Palvella entered into the Original Ligand Agreement with Ligand, whereby Ligand agreed to make a one-time payment of $10.0 million to fund the development of QTORIN rapamycin. As partial consideration for the one-time payment, Palvella granted Ligand the right to receive up to $8.0 million in milestone payments upon the achievement of certain corporate, financing and regulatory milestones by Palvella related to QTORIN rapamycin for the treatment of any and all indications. The total amount of potential future milestone payments remaining under the arrangement were $5.0 million as of December 31, 2023. In addition, Palvella agreed to pay to Ligand tiered royalties from 5.0% to 9.8% based on any aggregate annual worldwide net product sales of any products based on QTORIN rapamycin. On a licensed product-by-licensed product and country-by-country basis, the royalty period is from the date of first commercial sale of such licensed product in a country until the latest of (i) the expiration of the last valid claim within the licensed patent rights covering such licensed product in the country in which such licensed product is made, used or sold, (ii) the expiration of the regulatory exclusivity term conferred by the applicable regulatory authority in such country with respect to such licensed product, and (iii) the fifteenth anniversary of the first commercial sale of such licensed product in such country.

In November 2023, Palvella and Ligand entered into the Amended Ligand Agreement, whereby Ligand paid Palvella an additional $5.0 million in return for an increase in the future tiered royalties to 8.0% to 9.8% of any aggregate annual worldwide net product sales of any products based on QTORIN rapamycin.

Other

Further, Palvella enters into contracts in the normal course of business with service providers for clinical trials, preclinical research studies and testing, manufacturing, and other services and products for operating purposes. Palvella’s payment obligations under these contracts generally provide for termination upon notice and, therefore, Palvella believes that its non-cancelable obligations under these agreements are not material and Palvella cannot reasonably estimate the timing of any such payments or if and when they will occur.

Palvella may also enter into additional research, manufacturing, supplier and other agreements in the future, which may require up-front payments or long-term commitments of cash.

Critical Accounting Policies and Significant Judgments and Estimates

Management’s discussion and analysis of Palvella’s financial condition and results of operations is based on the audited financial statements included elsewhere in this proxy statement/prospectus, which have been prepared in accordance with GAAP in the United States. The preparation of these financial statements requires Palvella to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Palvella’s estimates are based on Palvella’s historical experience and on various other factors that Palvella believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Palvella’s actual results may differ from these estimates under different assumptions or conditions.

While Palvella’s significant accounting policies are more fully described in the notes to the audited financial statements included elsewhere in this proxy statement/prospectus, Palvella believes that the accounting policies discussed below are critical to understanding Palvella’s historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Research and Development Expenses and Accruals

Palvella estimates costs of research and development activities conducted by service providers, which include, the conduct of sponsored research, preclinical studies and contract manufacturing activities. Palvella records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in accrued expenses and other current liabilities or prepaid expenses and other current assets on the balance sheets and within research and development expense on the statements of operations.

Palvella estimates these costs based on factors such as estimates of the work completed and budget provided and in accordance with agreements established with Palvella’s collaboration partners and third-party service providers. Palvella makes significant judgments and estimates in determining the accrued liabilities and prepaid expense balances in each reporting period. As actual costs become known, Palvella adjusts accrued liabilities or prepaid expenses. While Palvella’s actual results could differ from their estimates, Palvella has not experienced any material differences between accrued costs and actual costs incurred since Palvella’s inception.

Palvella’s expenses related to clinical trials are based on estimates of patient enrollment and related expenses at clinical trial investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions that may be used to conduct and manage clinical trials on Palvella’s behalf. Palvella generally accrues expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, Palvella modifies estimates of accrued expenses accordingly on a prospective basis.

Ligand Agreement

Under the terms of the Ligand Agreements, Palvella received $15.0 million to fund the development of QTORIN rapamycin, in exchange for Ligand’s right to receive future payments based on the development and commercialization of products covered under the Ligand Agreements. Ligand is entitled to receive up to an additional $5.0 million of milestone payments upon the achievement of certain regulatory milestones by Palvella related to QTORIN rapamycin for the treatment of any and all indications. Palvella’s obligation to make milestone payments under the Ligand Agreements was determined to be a derivative liability, and Palvella’s obligation to make future royalty payments was determined to be a debt instrument.

The accounting for liabilities under the Ligand Agreements requires Palvella to make certain estimates and assumptions about the timing and probability of FDA approval and commercialization, and the amount of future net sales for any product containing QTORIN rapamycin. The estimated future net sales are based on subjective assumptions that include the estimated size of the addressable patient population and the anticipated pricing of the Company’s products. These assumptions are subject to significant variability, and are thus subject to significant uncertainty.

Royalty payments will be recorded as debt service payments on the royalty agreement liability. Interest expense is determined using the effective interest method based upon risk adjusted cash flow estimates of Palvella’s expected future royalty payments, yielding an effective interest rate of 38.9% and 30.3% as of December 31, 2023 and 2022, respectively. The effective interest rate is estimated at each balance sheet date based on the rate that would enable the liability to be repaid in full over the anticipated life of the arrangement. This effective interest rate will likely be subject to variability as Palvella continues the development and commercialization of Palvella’s products. The derivative liabilities — royalty agreement is classified as long term on Palvella’s balance sheet according to the estimated timing of the occurrence of potential payments.

The fair value of the derivative liabilities — royalty agreement with respect to the potential milestone payments is determined based upon the estimated probabilities and timing of the achievement of milestones, discounted to present value using Palvella’s estimated weighted average cost of capital. The assumptions used to determine the fair value of the derivative liabilities — royalty agreement at December 31, 2023 and 2022 were (a) weighted cost of capital of 25%; and (b) 50% probability of achieving regulatory approval of a product by the FDA with a term of 3.5 and 1.75 years, respectively. Gains and losses arising from changes in fair value of the derivative liabilities — royalty agreement are recognized within Palvella’s statements of operations as fair value adjustments on the derivative liabilities — royalty agreement and in the balance sheet as a non-current liability for each financial reporting period.

Palvella’s estimates and assumptions with respect to the royalty agreement liability and derivative liabilities — royalty agreement are likely to change as Palvella develops and commercializes QTORIN rapamycin, if approved. Any such adjustments that may become necessary will impact the recorded value of the royalty agreement liability and the derivative liabilities — royalty agreement, the accretion of interest expense on the royalty agreement liability and the fair value adjustments on derivative liabilities — royalty agreement.

Stock-Based Compensation

Palvella accounts for stock-based compensation in accordance with Accounting Standards Codification, Compensation-Stock Compensation, or ASC 718. In accordance with ASC 718, compensation cost is measured at estimated fair value and is included as compensation expense over the vesting period during which service is provided in exchange for the award.

Palvella uses the Black-Scholes option pricing model, or “Black-Scholes”, to determine the fair value of Palvella’s stock options. Black-Scholes utilizes various assumptions, including the fair value per share of the underlying common stock issuable upon exercise of the options, the expected life of the options, the expected stock price volatility from peer companies and the expected risk-free interest rate. These assumptions reflect Palvella’s best estimates, but they involve inherent uncertainties based on market conditions generally outside Palvella’s control.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. Black-Scholes requires inputs based on certain subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of a public market for Palvella’s common stock and lack of company-specific historical and implied volatility data, Palvella has based its computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to Palvella, including stage of product development and life science industry focus. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. Palvella used the simplified method to calculate the expected term for options granted whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. The risk-free interest rate is based on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as Palvella has never paid dividends and has no current plans to pay any dividends on its common stock.

As a result, if other assumptions had been used, stock-based compensation cost could have been materially impacted. Furthermore, if Palvella uses different assumptions for future grants, stock-based compensation cost could be materially impacted in future periods.

Palvella will continue to use judgement in evaluating the assumptions utilized for its stock-based compensation expense calculations on a prospective basis. In addition to the assumptions used in the Black-Scholes, Palvella’s policy is to account for forfeitures as they occur in accordance with ASC 718. Palvella reverses compensation expense cost previously recognized, in the period the award is forfeited, for an award that is forfeited before completion of the requisite service period.

Determination of Fair Value of Common Stock on Grant Date

As Palvella common stock has not been publicly traded, Palvella periodically estimated the fair value of the Palvella common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the AICPA, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Palvella’s stock valuations were prepared using either a hybrid method, where the equity value in one or more of the scenarios is calculated using an option-pricing method, or a probability-weighted expected return method, or “PWERM”, where the fair value of common stock is estimated based upon an analysis of future values for Palvella, assuming various outcomes. Under the PWERM, the common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. In addition to considering the results of these third-party valuations, Palvella considered various objective and subjective factors to determine the price of its common stock as of each grant date, which may be as of a date later than the most recent third-party valuation date.

Recently Adopted Accounting Pronouncements

Refer to Note 2, “Summary of Significant Accounting Policies,” in the notes to Palvella’s audited financial statements for the periods ended September 30, 2024 and December 31, 2023 appearing elsewhere in this proxy statement/prospectus for a discussion of recent accounting pronouncements.

Off-Balance Sheet Arrangements

During the periods presented, Palvella did not have, nor does it currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

Palvella is a smaller reporting company as defined by Item 10 of Regulation S-K and is not required to provide the information otherwise required under this item.